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CENTRAL BANCORP, INC.                               NEWS RELEASE
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399 Highland Avenue, Somerville, Massachusetts
TEL:  617-628-4000    FAX: 617-629-4357



FOR IMMEDIATE RELEASE
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DATE:  January 12, 1999            CONTACT:  JOHN D. DOHERTY
                                             PRESIDENT AND CEO
                                             (617) 628-4000


                     CENTRAL BANCORP, INC.
                 ADOPTS SHAREHOLDER RIGHTS PLAN
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     SOMERVILLE, MASSACHUSETTS (NASDAQ:CEBK)..... Central
Bancorp, Inc., parent company of Central Co-operative Bank, adopted a Shareholder Rights Plan in connection with the comple tion of the reorganization of Central Co-operative Bank into the holding company form of ownership and formation of Central Bancorp, Inc. The holding company reorganization was completed on January 8, 1999. The Rights Plan is substantially identical to the Rights Plan previously in effect for Central Co-operative Bank. The Rights Plan is designed to protect shareholders' interests in the event of an unfair and coercive takeover at tempt.

     The Rights Plan entitles each holder of Central Bancorp, Inc. common stock to purchase the Company's stock at a discount price in the event any person or group of persons exceeds prede termined ownership limitations of the Company's outstanding common stock.

     According to John D. Doherty, President and Chief Executive Officer, "The Rights Plan is intended to assure that all of Central Bancorp, Inc.'s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

     "Our principal objective," Mr. Doherty said, "is to continue to build long-term value for our shareholders."

     The Rights Plan applies to shares held on the record date of January 8, 1999. However, rights issued under the Plan will not be exercisable initially. They will trade with the Company's common stock and no certificates will be issued until certain triggering events occur, as set forth under the Rights Plan and related Rights Agreement.